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                                                                    EXHIBIT 23.1



                      CONSENT OF INDEPENDENT ACCOUNTANTS



   We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated May 22, 1996 relating to the financial statements of U.S. Rentals, Inc., a California corporation, and of our report dated December 6, 1996 relating to the financial statement of U.S. Rentals, Inc., a Delaware corporation, which appear in such Prospectus. We also consent to the references to us under the heading "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data".






PRICE WATERHOUSE LLP
Sacramento, California
December 13, 1996